AMENDMENT
                                       to
                              MANAGEMENT AGREEMENT

     This Amendment (this "Amendment") is made and entered into as of March 31, 2004, by and between BROWN JORDAN INTERNATIONAL, INC. (F/K/A WINSLOEW FURNITURE, INC.), a Florida corporation (the "Company"), and TRIVEST PARTNERS, L.P., a Florida limited partnership or its successors ("Trivest").


                             Preliminary Statements:

     A. On August 27, 1999, the Company entered into a Management Agreement, as amended by two separate amendments, dated as of May 8, 2001 and March 19, 2003, respectively (as may be amended or modified from time to time, the "Management Agreement") with Trivest II, Inc., which assigned its rights and obligations thereunder to Trivest pursuant to an Assignment and Assumption Agreement among the Company, Trivest II, Inc. and Trivest effective as of January 1, 2000. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Management Agreement.

     B. The Company is the borrower under the Credit Agreement, dated May 8, 2001, executed by the Company, as borrower, the financial institutions listed therein as Lenders (collectively, the "Terminating Senior Lenders"), CIBC Inc., as swing line lender, Canadian Imperial Bank of Commerce, acting through on or more of its agencies, branches or affiliates as Administrative Agent (the "Terminating Administrative Agent"), Antares Capital Corporation and Heller Financial, Inc., each as Co-Syndication Agent, and General Electric Capital Corporation, as Documentation Agent (as amended or modified from time to time, the "Terminating Senior Credit Agreement").

     C. On the date hereof, the Company will refinance the Terminating Senior Credit Agreement and obtain the necessary funds to do so by entering into two financing transactions: a $90,000,0000 revolving loan pursuant to that certain Loan and Security Agreement (the "Revolving Credit Agreement"), dated as of the date hereof, among the Company, WLFI Holdings, Inc., the subsidiaries of the Company set forth therein, and GMAC Commercial Finance LLC, as agent for the lenders (the "Revolving Credit Agent"); and a $135,000,000 term loan pursuant to that certain Purchase and Security Agreement and Senior Secured Notes (collectively, the "Tranche B Note Agreements"), dated as of the date hereof, among the Company, WLFI Holdings, Inc. and the subsidiaries of the Company set forth therein, and The Bank of New York (the "Tranche B Agent") for the benefit of the "Tranche B Noteholders".

     D. The Company and Trivest desire to amend the Management Agreement to do the following: (i) provide for the payment of accrued and unpaid Base
Compensation in the amount of Five Hundred and Twenty-Five Thousand Dollars ($525,000); (ii) provide for the payment of an Additional Incentive Fee of Seven Hundred and Fifty Thousand Dollars ($750,000); (iii) provide for a permanent reduction in the Base Compensation; and (iv) provide for Trivest to earn compensation based upon the Company's EBITDAM.


                                   Agreement:

     1. Accrued and Unpaid Base Compensation. Pursuant to the terms of that certain Second Amendment to the Terminating Senior Credit Agreement, dated as of March 19, 2003, Base Compensation in excess of $350,000 was accrued and unpaid, and the Company owes Trivest Five Hundred and Twenty-Five Thousand Dollars
($525,000) related to such accrual and non-payment ("Accrued Base Compensation"). The Company hereby agrees to pay the Accrued Base Compensation on the earlier to occur of (a) April 15, 2004, or (b) the date on which the 2003 audit is delivered by the Company's auditors (such date is referred to herein, as the "Payment Date").

     2. Additional Incentive Compensation. In accordance with Section 6(c)(ii) of the Management Agreement, the Company agrees to pay Trivest the sum of Seven Hundred and Fifty Thousand Dollars ($750,000) on the Payment Date.

     3. Amendment to Section 6(a). Section 6(a) of the Management Agreement is hereby amended in its entirety as follows:

          "(a) Base Compensation. During the term of this Agreement, Trivest shall receive annually with respect to the management of the business operations of the Company and its subsidiaries (including subsidiaries of subsidiaries), a base cash consulting and management fee equal to $350,000, payable in advance in equal quarterly installments; provided that such amount due on April 1, 2004 shall be payable on the Payment Date (the "Base Compensation"). The Base Compensation shall be adjusted annually to reflect any increase from the previous year in the Consumer Price Index. For purposes of this Agreement, the term "Consumer Price Index" shall mean the Consumer Price Index For All Urban Consumers, U.S. City Average, All Items, published by the United States Department of Labor, Bureau of Labor Statistics, with the first such adjustment to occur as of January 1, 2005."

         4. Performance Compensation. The Management Agreement is hereby amended by adding a Section 6(d):

         "(d) Performance Compensation. To the extent the Company's EBITDAM exceeds $35,000,000 for the year then ended, Trivest will be entitled to receive "Performance Compensation" equal to the difference between
         (x) the product of (A) EBITDAM for such year and (B) .01, and (y) $350,000. For the avoidance of doubt and by way of example only: If the Company's EBITDAM is $39,000,000 for fiscal year 2004, the Performance Compensation for fiscal year 2004 shall be $40,000. Any Performance Compensation payable with respect to any such fiscal year shall be paid by the Company to Trivest within 75 days after the end of such fiscal year; provided, however, that the Board may approve the payment of an estimated amount of Performance Compensation (the "Estimated Performance Compensation"). In the event that the Estimated Performance Compensation (if any) paid to Trivest with respect to such fiscal year is greater than the actual amount of Performance Compensation that is finally determined to have been payable with respect to such fiscal year, then Trivest shall promptly repay the amount of such excess to the Company. In the event that the Estimated Performance Compensation (if any) paid to Trivest with respect to any such fiscal year is less than the actual amount of Performance Compensation that is finally determined to have been payable with respect to such fiscal year, than the Company shall promptly pay the amount of such deficiency to Trivest. The determination of Performance Compensation will begin with fiscal year 2004.

                           (i) Notwithstanding any provision hereof which may be to the contrary, in the event any Base Compensation with respect to any fiscal year of the Company is paid prior to the issuance of the Company's regularly prepared financial statements for such fiscal year, any amount paid shall be subject to increase or decrease based upon the results of such financial statements.

                           (ii) For purposes of this Section 6(d), "EBITDAM" means the Company's consolidated earnings before net interest expense, income taxes, depreciation, amortization and any compensation incurred by the Company to Trivest hereunder computed in accordance with generally accepted accounting principles consistently applied.

                           (iii) In the event that Trivest's engagement hereunder is terminated pursuant to Section 8 below, then notwithstanding the fact that Trivest is not engaged by the Company through the end of the fiscal year in which such termination occurs, Trivest shall be entitled to receive the Performance Compensation that would have otherwise been payable to it had it been engaged hereunder through the end of such fiscal year, pro rated based upon the number of days elapsed in such year through the effective date of such termination.

                           (iv) Notwithstanding the foregoing, the Performance Compensation shall never exceed $400,000 in any fiscal year."

     5. References. All references in the Management Agreement to "this Agreement" shall hereafter refer to the Agreement as amended hereby.

     6.   Counterparts.   This   Amendment  may  be  executed  in  one  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7. Full Force and Effect. The Management Agreement, as amended by this Amendment, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights or obligations, under the Management Agreement, except as such rights or obligations are expressly modified hereby.



                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first above written.

            BROWN JORDAN INTERNATIONAL, INC.


            By:  /s/ John Frederick
                 John Frederick
                 Executive Vice President, Chief Administrative Officer
            TRIVEST PARTNERS, L.P..

            By:      Trivest III, Inc., its general partner


                     By:  /s/ David Gershman
                         Name:  David Gershman
                         Title:  Director & General Counsel